Exhibit 10.2
INCENTIVE UNIT AGREEMENT

THIS INCENTIVE UNIT AGREEMENT is entered into effective as of May 11, 2012, by and between Steel Partners Holdings L.P., a Delaware limited partnership (the “Partnership”) and SPH SPV–I LLC, a Delaware limited liability company (“SPH SPV”).

WHEREAS, the Partnership is a party to that certain Fifth Amended and Restated Management Agreement effective as of May 11, 2012 (the “Management Agreement”) by and among the Partnership and SPH Group LLC, a Delaware limited liability company and a directly and indirectly wholly owned subsidiary of the Partnership, and SP General Services LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”) pursuant to which the Partnership issued certain Incentive Units (as defined herein) to the Manager; and

WHEREAS, pursuant to an Assignment and Assumption Agreement by and between the Manager and SPH SPV, dated as of January 1, 2012, the Manager assigned the Incentive Units and the Manager’s right to receive any additional Incentive Units pursuant to the Management Agreement, together with the corresponding liabilities, to SPH SPV; and

WHEREAS, the Partnership and SPH SPV have determined that it would be preferable to restate Section 9 of the Management Agreement in a separate agreement as between the Partnership and SPH SPV and therefore wish to enter into this Incentive Unit Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.          DEFINITIONS. The following terms have the following meanings assigned to them:

(a)         “Adjustment” shall have the meaning set forth in SECTION 2(a).

(b)         “Affiliate” shall mean with respect to any Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, or any director, officer or employee or partner of such Person.

(c)          “Annual Incentive Number” shall have the meaning set forth in SECTION 2(a).

(d)          “Baseline Date EV per Common Unit” shall have the meaning set forth in SECTION 2(a).

(e)          “Capital Account Alignment” shall have the meaning set forth in SECTION 2(a).

(f)          “Class B Common Units” means the Class B Common Units of the Partnership.

(g)         “Class C Common Units” shall have the meaning set forth in SECTION 2(a).

(h)          “Code” means the Internal Revenue Code of 1986, as amended.

(i)           “Common Units” means the Regular Common Units, the Class B Common Units, the Class C Common Units and any other classes of common units of the Partnership (other than, for the avoidance of doubt, the portion of the Incentive Units not classified as Class C Common Units and/or Regular Common Units).

(j)           “Deferred Fee Agreement” shall have the meaning set forth in SECTION 2(a).

(k)          “EV” shall mean the equity value of the Partnership as at any baseline date or measurement date, as the case may be, as measured by the product of (a) the volume weighted average of the closing trading prices of the Regular Common Units as reported by the New York Stock Exchange (or other national securities exchange on which such securities may be principally traded, if not then traded on the New York Stock Exchange), for the twenty (20) trading days ending on such date, and (b) the number of Common Units outstanding; or if the Common Units are not then traded on a national securities exchange, then by deducting the value of the Partnership’s liabilities as reflected on its balance sheet for such date from the value of the Partnership's assets as reflected on such balance sheet.

(l)           “General Partner” means the general partner of the Partnership.

(m)         “Incentive Calculation Date” shall have the meaning set forth in SECTION 2(a).

(n)          “Incentive Unit Agreement” means this Incentive Unit Agreement, as amended from time to time.

(o)          “Incentive Unit Grant Date” shall have the meaning set forth in SECTION 2(a).

(p)          “Incentive Units” shall have the meaning set forth in SECTION 2(a).

(q)          “Independent Directors” means those directors of the General Partner who are not Affiliates of the Manager or any of its Affiliates.

(r)           “Issuance” shall have the meaning set forth in SECTION 2(b).

(s)           “Measurement Date EV per Common Unit” shall have the meaning set forth in SECTION 2(a).

(t)           “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(u)           “Reduced Measurement Date EV per Common Unit” shall have the meaning set forth in SECTION 2(a).

(v)           “Regular Common Units” means the Common Units of the Partnership other than the Class B Common Units, the Class C Common Units, and any other classes of common units of the Partnership.

SECTION 2.          INCENTIVE UNITS.

(a)           The Partnership previously issued partnership interests (the “Incentive Units”) that may result in the classification of a portion of the Incentive Units as Class C Common Units of the Partnership based on the future appreciation of the Partnership’s equity value (the “Class C Common Units”) in accordance with the terms and conditions set forth in this SECTION 2 (references in this SECTION 2 to “SPH SPV” shall include any Affiliate or Persons designated by SPH SPV to be a recipient of Incentive Units):

(i)           The aggregate number of Incentive Units issued to SPH SPV shall be equal at all times to 100 percent (100%) of the number of the Common Units of the Partnership outstanding, on a fully diluted basis, inclusive of Common Units held by any non-wholly owned subsidiaries of the Partnership, subject to adjustment as provided in this SECTION 2(a) and SECTION 2(b).  As of May 11, 2012, (the “Incentive Unit Grant Date”) the number of Incentive Units was 32,122,686.

(ii)          The Partnership shall classify a portion of the Incentive Units, such classification to be determined as of the last day of each fiscal year of the Partnership (the “Incentive Calculation Date”), as Class C Common Units in a number equal to the Annual Incentive Number (as defined below) as of such Incentive Calculation Date.

(iii)          The “Annual Incentive Number” means the number of Class C Common Units equal to (I) (A) the number of Incentive Units multiplied by (B) 15 percent (15%) of the difference between (x) the EV per Common Unit as of the Incentive Calculation Date (the “Measurement Date EV per Common Unit”) and (y) the EV per Common Unit at the beginning of such year, (the “Baseline EV per Common Unit”), divided by (II) the Reduced Measurement Date EV per Common Unit (as defined herein), subject to adjustment as provided in this SECTION 2.  The “Reduced Measurement Date EV per Common Unit” means (A) the Measurement Date EV per Common Unit minus (B) (y) the amount described in clause (I) above divided by (x) the number of outstanding Common Units on the Incentive Calculation Date.  The reference to Common Unit or Common Units in the computations described in this clause (iii) shall not include the Class C Common Units computed with respect to an Incentive Calculation Date.  The Annual Incentive Number will only be awarded if the difference between the Measurement Date EV per Common Unit and the Baseline EV per Common Unit is positive.

By way of illustration only, assume the following:

On January 1, 2012, there are 100 Regular Common Units (and no Regular Common Units are issued during 2012) and 100 Incentive Units.  The Baseline EV per Common Unit is 10 and the Measurement Date EV per Common Unit is 12.  The amount described in clause (I) above is 30 (100 x 15 percent x (12-10)).  The Reduced Measurement Date EV per Common Unit is 11.70 (12-(30 ÷ 100)).  2.56 Class C Common Units (30 ÷ 11.70) are classified with respect to the Incentive Units as of December 31, 2012.

On January 1, 2013, there are 100 Regular Common Units (and no Regular Common Units are issued during 2013), 2.56 Class C Common Units and 102.56 Incentive Units.  Baseline EV per Common Unit is 11.70 and the Measurement Date EV per Common Unit is 12.70.  The amount described in clause (I) is 15.38 (102.56 x 15 percent x (12.70-11.70)).  The Reduced Measurement Date EV per Common Unit is 12.55 (12.70-(15.38 ÷ 102.56)).  1.23 Class C Common Units (15.38 ÷ 12.55) are classified with respect to the Incentive Units as of December 31, 2013.  This brings the total number of Class C Common Units to 3.79.

(iv)         The value of any distributions made by the Partnership to the limited partners before the end of a fiscal year (and after the date of issuance in the case of the first year in which the Incentive Units are issued) that do not reduce the number of outstanding Common Units will be deducted in an equitable manner from the Baseline EV per Common Units for such year.

(v)          The Partnership shall make any adjustment to the Baseline EV per Common Unit or the Measurement Date EV per Common Unit that it determines is equitably required by reason of (x) the repurchase of Common Units, (y) the effect of the Third Amended and Restated Deferred Fee Agreement, effective as of January 1, 2012, between the Partnership and WGL Capital Corp.  (the “Deferred Fee Agreement”), or (z) the raising of new capital, including, without limitation, adding the value of such new capital to the Baseline EV per Common Unit to the extent that the issue price of the new Common Units exceeds the Baseline EV per Common Unit.

(vi)          In the event that the Measurement Date EV per Common Unit decreases in one or more subsequent years as a result of a decline of asset values, the Baseline EV per Common Unit shall be the Baseline EV per Common Unit immediately following the most recent Incentive Calculation Date as of which a portion of the Incentive Units were classified as Class C Common Units until the Measurement Date EV per Common Unit exceeds such Baseline EV per Common Unit.

(vii)        Each classification of a portion of the Incentive Units as Class C Common Units will have a different series pursuant to the terms of the Partnership’s Limited Partnership Agreement.

(viii)       Each series of Class C Common Units will have the same rights as the Regular Common Units, including, without limitation, with respect to Partnership distributions and allocations of income, gain, loss and deduction, except that (x) a Class C Common Unit will not be saleable in the public market and (y) a liquidating distribution made with respect to a Class C Common Unit will not exceed the amount of the capital account allocable to such Common Unit, until in each case the amount of the capital account allocable to such Class C Common Unit is equal to the amount of the capital account allocable to a Regular Common Unit (“Capital Account Alignment”), determined by treating such Class C Common Unit and Regular Common Unit as separate partnership interests for U.S. federal income tax purposes.  At such time that Capital Account Alignment is achieved, a Class C Common Unit will convert automatically into a Regular Common Unit.  Class C Common Units (including Class C Common Units classified with respect to a year) will be allocated their share of taxable income based on their percentage interests, except as otherwise determined by the Partnership.

(ix)         Prior to conversion, Class C Common Units may be sold only in private market transactions that allow the Partnership to track the transfer of such Class C Common Units.  The holders of Class C Common Units will be required to notify the General Partner prior to any transfer of such Common Units.

(x)          A copy of the computations made by the Manager to calculate such Annual Incentive Number shall promptly be delivered to the General Partner for informational purposes only.  Upon delivery of the computation of the Annual Incentive Number, the number of Class C Common Units shown by such computation, if any, shall be classified with respect to the Incentive Units, effective as of the prior Incentive Calculation Date, no later than the first day of the next calendar month following the calendar month in which the Annual Incentive Number computation was delivered to the Partnership.

(xi)         All or a portion of the Incentive Units shall be transferable to any Affiliate of SPH SPV or any officer or employee of SPH SPV or its Affiliates.

(xii)        If there shall occur any change in the capital structure of the Partnership by reason of any Common Unit split, Common Unit reverse split, Common Unit dividend or other dividend of equity, subdivision, combination or reclassification of the Common Units, any recapitalization, merger, consolidation, spin off, reorganization or partial or complete liquidation, sale or transfer of all or part of the assets of the Partnership or its Affiliates or other transaction or event having an effect similar to any of the foregoing or any other transaction that has the effect of increasing or decreasing the number of Common Units outstanding, then there shall be an appropriate adjustment of the aggregate number of Incentive Units issued to SPH SPV.

(xiii)       The Incentive Units shall be subject to such other customary terms as are reasonably acceptable to SPH SPV and a committee of the board of directors of the General Partner composed entirely of one or more Independent Directors.

(b)           In addition, if any issuance (an “Issuance”) of Common Units (including, without limitation, the classification of a portion of the Incentive Units as Class C Common Units pursuant to SECTION 2(a)), options, convertible securities or any other right to acquire Common Units by the Partnership following the Incentive Unit Grant Date results in an increase in the number of outstanding Common Units on a fully diluted basis as compared to the number of outstanding Common Units as of the date of the most recent Issuance (or, in the case of the first Issuance, since the Incentive Unit Grant Date), the number of Incentive Units issued to SPH SPV shall be increased so that as of the date of increase of the number of Incentive Units, after taking into account the number of outstanding Common Units on a fully diluted basis and the increase in the number of Incentive Units since the Incentive Unit Grant Date, SPH SPV shall hold Incentive Units (in the aggregate) equal to one hundred percent (100%) of the sum of the number of Common Units of the Partnership outstanding and the number of notional units used to determine the Deferred Fee Accounts in accordance with that certain Deferred Fee Agreement.  Each Incentive Unit shall otherwise be subject to the same terms, unless otherwise agreed to by SPH SPV.

(c)           The parties acknowledge that, for U.S. federal income tax purposes, (i) the Incentive Units and the portion of the Incentive Units classified as Class C Common Units and/or Regular Common Units shall be treated as one partnership interest, except at such time that any Class C Common Units or Regular Common Units shall have been sold or otherwise transferred independently of any Incentive Units, (ii) the classification of a portion of the Incentive Units as Class C Common Units and/or Regular Common Units does not constitute the issuance of a partnership interest by the Partnership, and (iii) the increase or decrease in the number of outstanding Incentive Units from time to time so that the number of Incentive Units is always equal to 100 percent (100%) of the number of Common Units to facilitate the calculations described herein does not constitute an issuance or redemption of a partnership interest by the Partnership.  SECTION 2(a), SECTION 2(b) and SECTION 2(c) shall be treated as part of the partnership agreement of the Partnership as described in Section 761(c) of the Code and Section 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

SECTION 3.          NOTICES. Unless expressly provided otherwise in this Incentive Unit Agreement, all notices, requests, demands and other communications required or permitted under this Incentive Unit Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)           If to the Partnership:

Steel Partners Holdings L.P.
c/o Steel Partners Holdings GP Inc.
590 Madison Avenue, 32nd Floor
New York, New York 10022
United States
Attention: General Partner

(b)           If to SPH SPV:

SPH SPV-I LLC
c/o Steel Partners Holdings GP Inc.
590 Madison Avenue, 32nd Floor
New York, New York 10022
United States
Attention: Warren Lichtenstein

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this SECTION 3 for the giving of notice.

SECTION 4.          BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS.  This Incentive Unit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Incentive Unit Agreement.

SECTION 5.         ENTIRE AGREEMENT. This Incentive Unit Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Incentive Unit Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Incentive Unit Agreement. The express terms of this Incentive Unit Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Incentive Unit Agreement. This Incentive Unit Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

SECTION 6.          GOVERNING LAW. THIS INCENTIVE UNIT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS INCENTIVE UNIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7.          NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 8.          HEADINGS. The headings of the sections of this Incentive Unit Agreement have been inserted for convenience of reference only and shall not be deemed part of this Incentive Unit Agreement.

SECTION 9.          COUNTERPARTS. This Incentive Unit Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Incentive Unit Agreement shall become binding when one or more counterparts of this Incentive Unit Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 10.        SEVERABILITY. Any provision of this Incentive Unit Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.        GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Incentive Unit Agreement as of the date first written above.

SPH SPV-I LLC

By:	/s/ Warren Lichtenstein
	Name:	Warren Lichtenstein
	Title:	Sole Class A Member

STEEL PARTNERS HOLDINGS L.P.
By:	Steel Partners Holdings GP Inc.,
its general partner

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Chief Financial Officer